Index supplement to underlying supplement no. 8-II dated August 31, 2021 and the prospectus and prospectus supplement, each dated April 8, 2020. Registration Statement Nos. 333-236659 and 333-236659-01 Dated May 5, 2022 Rule 424(b)(3) PERFORMANCE UPDATE The J.P. Morgan KronosSM US Equity (JPUSKRSP) Index attempts to provide a dynamic 50%, 100% or 150% exposure to the S&P 500R Price Index (¡§the S&P 500¡¨) based on the following principles: ¡E Strong historical performance around the turn of the month ¡E Historical price momentum ahead of index options¡¦ expiry ¡E Historical mean reversion at month-end The Index does not reflect the reinvestment of dividends and is subject to a daily deduction of 0.35% per annum index fee The Index was established on June 11, 2021. Levels are published on Bloomberg using the ticker JPUSKRSP. Hypothetical and actual historical performance: Apr 2012 through Apr 2022 Please see the footnotes at the bottom of this page and ¡§Backtesting¡¨ on the following page for information on backtested performance. 50 150 250 350 450 550 650 750 Apr-12 Apr-14 Apr-16 Apr-18 Apr-20 Apr-22 J.P. Morgan Kronos US Equity (JPUSKRSP) Index S&P 500R Total Return Index Backtested Actual Hypothetical and actual historical returns and volatilities: Apr 2012 through Apr 2022 1 Year Return 3 Year Return (Annualized) 5 Year Return (Annualized) 10 Year Return (Annualized) 10 Year Volatility (Annualized) Sharpe Ratio J.P. Morgan Kronos US Equity (JPUSKRSP) Index -6.09% 21.35% 20.92% 17.68% 19.64% 0.90 S&P 500R Total Return Index 0.21% 13.85% 13.66% 13.67% 16.79% 0.81 Historical exposure at end-of-day: Feb 2022 through Apr 2022 Hypothetical and actual historical monthly and annual returns: Jan 2013 through Apr 2022 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2013 6.55% 2.44% 4.29% 2.19% 3.38% 1.22% 6.57% -2.13% 3.88% 5.34% 3.25% 0.05% 43.54% 2014 -5.24% 3.89% 1.21% -0.60% 2.24% 3.00% -0.66% 2.26% -1.31% 3.09% 2.74% -3.16% 7.25% 2015 -5.54% 7.00% -1.52% 0.76% 1.66% -2.52% 1.77% -1.86% -4.85% 9.71% 1.19% -0.88% 3.93% 2016 -4.42% -2.00% 9.17% -0.46% 2.19% 0.80% 3.82% -0.12% -0.30% -2.76% 2.70% 2.24% 10.68% 2017 1.88% 4.26% 0.68% 0.68% 1.44% 0.95% 2.06% 1.46% 1.77% 2.62% 2.60% 1.02% 23.59% 2018 7.71% -7.23% -1.57% 1.40% 3.48% 2.36% 4.06% 2.89% 0.54% -6.85% 5.21% -7.20% 3.42% 2019 9.16% 3.92% 3.15% 4.15% -8.68% 9.82% 1.49% -3.45% 2.57% 0.88% 3.99% 2.63% 32.25% 2020 1.25% -5.12% 0.69% 12.59% 3.68% 4.66% 6.75% 7.51% -2.56% -1.35% 13.25% 4.21% 53.87% 2021 0.80% 3.77% 2.54% 6.25% 1.69% 1.71% 1.23% 3.28% -4.86% 9.18% 0.85% 4.31% 34.66% 2022 -6.76% -1.55% -1.19% -12.37% -20.52% April 2022 S&P 500R Exposure 50% 100% 150% 4/1¡X4/5 „ä 4/6¡X4/8 „ä 4/11¡X4/14 „ä 4/18¡X4/20 „ä 4/21¡X4/26 „ä 4/27¡X4/28 „ä 4/29 „ä March 2022 S&P 500R Exposure 50% 100% 150% 3/1¡X3/3 „ä 3/4¡X3/14 „ä 3/15¡X3/18 „ä 3/21¡X3/22 „ä 3/23¡X3/28 „ä 3/29¡X3/30 „ä 3/31 „ä February 2022 S&P 500R Exposure 50% 100% 150% 2/1¡X2/3 „ä 2/4¡X2/14 „ä 2/15¡X2/16 „ä 2/17¡X2/18 „ä 2/22¡X2/23 „ä 2/24¡X2/25 „ä 2/28 „ä MAY 2022 J.P. Morgan Kronos US Equity (JPUSKRSP) Index Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500R Price Return Index from July 7, 1954 through June 10, 2021 and the actual performance of the Index from June 11, 2021 through April 29, 2022. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the following page. Investing in the notes linked to the Index involves a number of risks. See ¡§Selected Risks¡¨ on page 2 of this document, ¡§Risk Factors¡¨ in the relevant product supplement and underlying supplement and ¡§Selected Risk Considerations¡¨ in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

MAY 2022 | J.P. Morgan Kronos US Equity (JPUSKRSP) Index Selected Risks Our affiliate, J.P. Morgan Securities LLC (“JPMS”), is the sponsor and calculation agent of the Index and may adjust the Index in a way that affects its level. The level of the Index will include the deduction of a fee of 0.35% per annum and, in some circumstances, a notional financing cost based on the Effective Federal Funds Rate. JPMorgan Chase & Co. is currently one of the companies that make up the Constituent. There are risks associated with the Index’s turn-of-month strategy. There are risks associated with the Index’s option expiry momentum strategy. There are risks associated with the Index’s mean reversion strategy. The Index’s strategies are applied during only a portion of each month. The Index may be adversely affected by an overlap between its turn-of-the-month strategy and its month-end mean reversion strategy. The Index may be uninvested in the Constituent. The Constituent of the Index may be replaced by a substitute index in certain extraordinary events. The notional cash return will be negatively affected if the underlying interest rate is negative. The Index, which was established on June 11, 2021, has a limited operating history and may perform in unanticipated ways. The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index may not be successful or outperform any alternative strategy that may be employed of the Constituents. The Effective Federal Funds Rate is affected by a number of factors and may be volatile. The method pursuant to which the Effective Federal Funds Rate is determined may change, and any such change may adversely affect the value of notes linked to the Index. The risks identified above are not exhaustive. You should also review carefully the related “Select Considerations” section in the relevant index supplement. Disclaimer The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet and/or disclosure supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet and/or disclosure supplement, such term sheet and/or disclosure supplement shall govern. Backtesting: Hypothetical backtested performance measures have inherent limitations. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. The 10 Year Volatility (Annualized) on the previous page is a measure of market risk, calculated as of the square root of two hundred and fifty-two (252) multiplied by the sample standard deviation of the daily logarithmic returns of each applicable index or portfolio (considering only days for which levels are available for all three) over the preceding 10 years. The Sharpe Ratio on the previous page is a measure of risk-adjusted performance, calculated as the 10 Year Return (Annualized) divided by the 10 Year Volatility (Annualized). Investment suitability must be determined individually for each investor, and notes linked to the Index may not be suitable for all investors. This material is not a product of J.P. Morgan Research Departments. Copyright © 2022 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. This monthly update document replaces and supersedes all prior written materials of this type previously provided with respect to the Index.